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                     July 26, 2022

       Tracey Travis
       Executive Vice President and Chief Financial Officer
       ESTEE LAUDER COMPANIES INC
       767 Fifth Avenue
       New York, New York 10153

                                                        Re: ESTEE LAUDER
COMPANIES INC
                                                            Form 10-K for the
Year Ended June 30, 2021
                                                            Response dated May
25, 2022
                                                            File No. 001-14064

       Dear Ms. Travis:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences